Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GREENSKY, INC.

GREENSKY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is GreenSky, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 12, 2017.

2. This Amended and Restated Certificate of Incorporation (this “Certificate”) has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and shall be effective as of the date and time that it is filed with the Secretary of State of the State of Delaware.

3. Immediately prior to the effective time of this Certificate, the Corporation had authorized 100 shares of common stock, par value $0.01 per share (the “Original Common Stock”), and had issued 100 shares of Original Common Stock.

4. The text of the original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.01 Name. The name of the Corporation is “GreenSky, Inc.”

ARTICLE II

Section 2.01 Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.01 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.01 Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is              shares, consisting of (1)              shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (2)              shares of common stock, divided into              shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and              shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the

“Common Stock”). Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Preferred Stock, the Class A Common Stock or the Class B Common Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Class A Common Stock or the Class B Common Stock voting separately as a class shall be required therefor. Notwithstanding the foregoing, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding plus, (i) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (a) the exchange of all outstanding Common Units that are exchangeable (with automatic cancellation of all outstanding Class B Common Stock) pursuant to the Exchange Agreement and (b) the exercise of outstanding options, warrants, profits interests, or similar rights for Class A Common Stock and (ii) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of outstanding options, warrants, profits interests, or similar rights for Common Units and Class B Common Stock.

Immediately prior to the effective time of this Certificate, (i) no shares of Class A Common Stock were authorized, issued or outstanding, no shares of Class B Common Stock were authorized, issued or outstanding, and no shares of Preferred Stock were authorized, issued or outstanding and (ii) 100 shares of Original Common Stock were authorized, issued and outstanding, which shares of Original Common Stock are being redeemed for $10.00 upon the effective time of this Certificate in accordance with Section 151(b) of the DGCL, and immediately following the redemption of such shares of Original Common Stock, shares of Class A Common Stock and Class B Common Stock will be issued in accordance with Section 151(b) of the DGCL.

Section 4.02 Preferred Stock.

(a) The board of directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions and by filing a certificate pursuant to applicable law, and subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by this Certificate or by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Certificate (including any certificate of designation relating to such series).

Section 4.03 Common Stock.

(a) Voting Rights.

(1) Except as may otherwise be provided in this Certificate or by applicable law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock, as such, shall be entitled to ten votes for each share of Class B Common Stock held of record by such holder (provided, however, that from and after the Trigger Event, each holder of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder), on all matters on which stockholders generally are entitled to vote and shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(2) The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate (including by merger, consolidation, reorganization or similar event) that would increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of such class of such stock so as to affect them adversely.

(b) Permitted Class B Owners. From and after the effective time of this Certificate, additional shares of Class B Common Stock may be issued only to, and registered in the name of, the Continuing LLC Members, their respective successors and assigns as well as their respective transferees permitted in accordance with the LLC Agreement (including all subsequent successors, assigns and permitted transferees) (the Continuing LLC Members together with such persons, collectively, “Permitted Class B Owners”) in accordance with Section 4.04 and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner under the LLC Agreement.

(c) Exchanges of Common Units. Common Units not held by the Corporation may be exchanged (with automatic cancellation of a corresponding share of Class B Common Stock) for Class A Common Stock or the Cash Settlement Amount (as defined in the Exchange Agreement) in accordance with, and on the terms and conditions of, the Exchange Agreement and the LLC Agreement. Upon exchange of a Common Unit for Class A Common Stock or the Cash Settlement Amount, a corresponding share of Class B Common Stock shall automatically be canceled and such canceled shares of Class B Common Stock shall thereafter no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

(d) Automatic Transfer. No share of Class B Common Stock may be sold, exchanged or otherwise transferred, other than as part of (i) the exchange of a Common Unit as set forth in Section 4.03(c) of this Certificate, and (ii) the transfer of a Common Unit by a holder of Common Units to a permitted transferee of such holder in accordance with the LLC Agreement. In the event that any outstanding shares of Class B Common Stock are sold, exchanged or otherwise transferred other than as provided in the foregoing clauses (i) and (ii), or such outstanding shares of Class B Common Stock shall otherwise cease to be held by a holder of a corresponding number, based on the exchange rate then in effect, of Common Units (including a transferee of a Common Unit) for any reason, such shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be deemed to be transferred to the Corporation and thereupon shall be retired.

(e) Dividends, Distributions, Merger Consideration, etc.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(2) Except as provided in Section 4.04 with respect to stock dividends, dividends of cash, stock or property or any distributions or consideration in connection with any merger or consolidation may not be declared or paid on the Class B Common Stock.

(f) Liquidation and Other Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock, if any, are entitled the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by them. Without limiting the rights of any holders of Class B Common Stock to exchange their Common Units for shares of Class A Common Stock (with automatic cancellation of an equal number of shares of Class B Common Stock) in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(g) Shares Deliverable in Exchange. The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common

Stock, solely for the purpose of issuance upon exchange of the outstanding Common Units exchangeable for Class A Common Stock, such number of shares of Class A Common Stock that are issuable upon any such exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation). The Corporation covenants that all shares of Class A Common Stock issued upon any such exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(h) Reclassifications. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of shares of Class B Common Stock shall be entitled to receive upon exchange of such shares (together with a commensurate number of Common Units) the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction, taking into account any adjustment as a result of any subdivision (by any stock split or dividend, reclassification or otherwise) or combination (by reverse stock split, reclassification or otherwise) of such security that occurs after the effective time of such reclassification or other similar transaction.

(i) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.04 Stock Adjustments.

(a) The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the 2018 Omnibus Incentive Plan, and any other equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock.

(b) The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

(c) The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of this Certificate, a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) of this Section 4.04(c), such action is necessary to maintain at all times both a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock and a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock.

(d) The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the 2018 Omnibus Incentive Plan, and any other equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock or (iii) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC). The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the LLC which (in the good faith determination by the Board) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.

(e) The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in Article IV) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock that the Corporation may issue upon exchange of such Common Unit by the holder thereof pursuant to the Exchange Agreement) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit. The foregoing provisions of this Section 4.04(e) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

ARTICLE V

Section 5.01 Board of Directors. (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Certificate relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, the number of directors that shall constitute the Board shall be fixed from time to time exclusively by resolution of the Board.

(b) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.02 Classified Board. The Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Article IV (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Article V; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Article V; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Article V. Commencing with the first annual meeting of stockholders following the effectiveness of this Article V, each director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such director’s successor has been duly elected and qualified. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already holding office to Class I, Class II or Class III. Nothing in this Certificate shall preclude a director from serving consecutive terms.

Section 5.03 Advance Notice of Stockholder Business and Nominations. Advance notice of nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

Section 5.04 Vacancies and Newly Created Directorships. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, newly created directorships resulting from any increase in the number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any director then in office.

Section 5.05 Removal of Directors. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to Article IV, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.06 No Cumulative Voting. There shall be no cumulative voting in the election of directors.

ARTICLE VI

Section 6.01 No Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 6.02 Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, special meetings of stockholders of the Corporation may be called only by (a) the Chairman of the Board, (b) the Chief Executive Officer of the Corporation or (c) the Board pursuant to a resolution approved by a majority of the entire Board. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 6.03 No Written Ballot Requirement. Unless and except to the extent that the

Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE VII

Section 7.01 Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate. Notwithstanding the foregoing and anything contained in this Certificate to the contrary, the Bylaws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

Section 8.01 Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII. Notwithstanding the foregoing, the provisions set forth in Article V, Sections 6.01 and 6.02 of Article VI, Articles VII, VIII, IX, X and XI may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed that would have the effect of modifying or permitting the circumvention of the provisions set forth in Article V, Sections 6.01 and 6.02 of Article VI, Articles VII, VIII, IX, X and XI, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

ARTICLE IX

Section 9.01 Limitation of Liability. The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL. To the fullest extent permitted by the laws of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article IX shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE X

Section 10.01 Section 203 of the DGCL. The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE XI

Section 11.01 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Certificate or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this exclusive forum provision shall not apply to any actions under United States federal securities laws.

Section 11.02 Notice. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Preferred Stock and/or Common Stock) shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

Section 12.01 Severability. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

If a provision of this Certificate is held to be invalid as written, then the arbitrator(s) or the court making such a determination shall interpret such provision as having been modified to the least extent possible to find it to be binding.

ARTICLE XIII

Section 13.01 Definitions. As used in this Certificate, unless the context requires otherwise, the term:

“2018 Omnibus Incentive Plan” means the GreenSky Holdings, LLC 2018 Omnibus Incentive Plan.

“Board” is defined in Section 4.02.

“Bylaws” means the bylaws of the Corporation, as such bylaws may be amended from time to time.

“Cash Settlement Amount” is defined in Section 4.03(c).

“Certificate” is defined in the preamble.

“Class A Common Stock” is defined in Section 4.01.

“Class B Common Stock” is defined in Section 4.01.

“Common Stock” is defined in Section 4.01.

“Common Unit” means a membership interest in the LLC, authorized and issued under the LLC Agreement, and constituting a “Common Unit” as defined in the LLC Agreement as in effect as of the effective time of this Certificate.

“Continuing LLC Members” means the holders of Common Units (other than the Corporation) that are parties to the Exchange Agreement from time to time.

“Corporation” is defined in the preamble.

“DGCL” is defined in the preamble.

“Equity Holder” means any current or former holder (or group of holders) of any Equity Security.

“Equity Security” means any interest in the capital stock of the Corporation and/or any equity interest in any subsidiary of the Corporation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among the Corporation, the LLC and the other parties thereto, as such may be amended from time to time.

“LLC” means GreenSky Holdings, LLC, a Georgia limited liability company, or any successor entity thereto.

“LLC Agreement” means the Amended and Restated Operating Agreement of the LLC, dated as of [●], 2018, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Original Common Stock” is defined in the preamble.

“Permitted Class B Owners” is defined in Section 4.03(b).

“Preferred Stock” is defined in Section 4.01.

“Preferred Stock Directors” is defined in Section 5.02.

“Trigger Event” means the first date on which the Continuing LLC Members cease collectively to beneficially own (directly or indirectly) 15% or more of the outstanding shares of Class A Common Stock (determined assuming that each Common Unit held by holders other than the Corporation was exchanged for Class A Common Stock in accordance with the terms and conditions of the Exchange Agreement).

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IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed by the officer below this          day of          , 2018.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]